Exhibit 99.1

For: Authentidate Holding Corp.

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

212-896-1215 / 212-896-1250

tfromer@kcsa.com / grussell@kcsa.com

Authentidate Holding Corp. Reports Fiscal 2010 Third Quarter Results

BERKELEY HEIGHTS, N.J., May 13, 2010 – Authentidate Holding Corp. (NASDAQ: ADAT), a worldwide provider of secure health information exchange, workflow management services and telehealth solutions, today announced financial results for the three and nine month periods ended March 31, 2010.

Selected highlights for the nine month period ended March 31, 2010 include:

•

Signed a number of new agreements for Inscrybe® Healthcare projects including Landauer-Metropolitan, Home Care of the Carolinas, Alliance Medical, HomeTown Oxygen, LifeCare Solutions, Preferred Homecare, and Memorial Hermann Home Health that have been announced

•	ExpressMD’s Electronic House Call™ system was selected by Traditional Home Health and Hospice for use in their Congestive Heart Failure (CHF) patient management program

•

Announced first group of clinical sleep apnea patients to use the Electronic House Call™ solution interfaced with DeVilbiss Healthcare’s IntelliPAP® AutoAdjust® Continuous Positive Airway Pressure (CPAP) device

Ben Benjamin, President of Authentidate, stated, “During the third quarter, we have made progress with each of our core offerings, including our Inscrybe Healthcare, telehealth, and hospital discharge solutions, thereby increasing market awareness and generating demand for future sales. We successfully added several new customers for our Inscrybe Healthcare solution and recently announced a distribution agreement with Misys Open Source Solutions through the Misys Connect™ Portal, which should significantly expand Inscrybe’s exposure to the market. Through the Misys Connect Portal, Inscrybe will be available to Misys’ significant customer base of physicians who can sign-up to use our referral solutions. We believe these new agreements are valuable additions to our marketing efforts as we continue to raise awareness of our Inscrybe solution and push demand for future sales.”

“Further, the ExpressMD telehealth solution is actively being tested and evaluated by several large healthcare organizations as a way to improve the care and health of people with chronic diseases while lowering their costs to provide such care. Since being launched into the market and receiving FDA market clearance approximately one year ago, we have positioned the

ExpressMD telehealth solution as an extremely versatile remote-monitoring device, which can be used to improve the quality of care for patients suffering from a wide variety of chronic diseases. While the ramp up of sales for ExpressMD has been slower than expected, we believe we are making significant progress that will contribute to our future growth in this market.”

Mr. Benjamin concluded, “Looking forward, we are developing strong market awareness for each of our solutions. We already have a number of customer projects in the process of ramping up usage of Inscrybe Healthcare, which we believe represents built-in revenue for our business over the coming year. We are also working to establish a customer base and examples of proof of concepts for the hospital discharge and ExpressMD’s telehealth solutions, which, once in place, should stimulate sales. In addition, we have expanded our reach to the physician marketplace through our agreement with Misys.”

Total revenue for the three months ended March 31, 2010 was approximately $1.5 million compared to $2.0 million for the same period last year. These results reflect a decrease in revenues from our German operations due to the timing of certain contract awards and project implementations and a decrease in U.S. revenues due to the Medco acquisition of Liberty Medical and the related expiration of our contract with Liberty at the end of March 2009 which offset growth from new customers in the U.S. Compared to the second quarter of fiscal 2010, total revenues decreased approximately 3% reflecting the same trends as the third quarter results.

Net loss for the third quarter of fiscal 2010 was approximately $2.3 million, or $0.06 per share, compared to $2.1 million, or $0.06 per share, for the prior year period. The net loss for the quarter reflects lower revenues and lower amounts of software capitalization for the period which offset our cost management activities.

Total revenue for the nine months ended March 31, 2010 was approximately $5.0 million compared to $5.3 million for the same period last year. These results reflect a decrease in U.S. revenues as a result of the Liberty Medical acquisition referred to above which offset an increase of approximately 5% in German revenues from new customer projects.

Net loss for the nine months ended March 31, 2010 was approximately $7.2 million, or $0.20 per share, compared to $7.1 million, or $0.21 per share, for the prior year period. The net loss for the period reflects the same trends as the quarter. Net loss for the period also reflects a non-cash expense of $533,000 to amortize deferred financing costs related to the financing commitment that expired in connection with our capital raise in December 2009. The prior year period includes approximately $574,000 of incremental net expenses.

As of March 31, 2010, the company’s cash and cash equivalents, and marketable securities totaled approximately $3.1 million and deferred revenue totaled approximately $1.2 million.

Conference Call

Management will host a conference call on Thursday, May 13, 2010, at 4:30 p.m. ET, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is (888) 562-3356 and the dial in number for international callers is (973) 582-2700. The access code for all callers is 72104561. To access the live webcast, visit www.authentidate.com, click the “About Us” link, followed by “Investor Relations” on the drop-down menu and then the “IR Events & Presentations” link. Following the conclusion of the call, the webcast will remain on the company’s website for review within the fiscal year.

A dial-in replay of the call will be available through May 20, 2010. To access the replay, please dial (800) 642-1687 in the U.S. and (706) 645-9291 internationally, and then enter the access code 72104561.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of secure health information exchange, workflow management services and telehealth solutions. The company’s software and web-based services enable healthcare organizations and other enterprises to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. The web-based services are delivered as Software as a Service (SaaS), and only require that customers have an Internet connection and web browser. The company’s healthcare customers and users include leading homecare companies, health systems and physician groups. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

The company has offices in the United States and Germany. In the United States, Authentidate offers its patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (USPS EPM®).

For more information, visit the company’s website at www.authentidate.com

About ExpressMD Solutions

ExpressMD Solutions is a joint venture formed by Authentidate Holding Corp. (Nasdaq: ADAT) and Encountercare Solutions (ECSL) to provide web-based telehealth services and home healthcare equipment dedicated to the advancement of in-home patient health care and improved chronic condition outcomes.

The complete ExpressMD telehealth solution combines Electronic House Call, an FDA 510(k) market clearance approved, in-home patient vital signs monitoring system with a web application that streamlines the practitioner’s job anywhere they have Internet or a Windows mobile communication device.

For more information about ExpressMD Solutions, visit http://www.expressmdsolutions.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

This press release is available on the KCSA Strategic Communications Web site at www.kcsa.com.

(Tables follow)

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	March 31, 2010	June 30, 2009
( in thousands, except per share data )	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,397	$461
Restricted cash	256	512
Marketable securities	1,679	6,103
Accounts receivable, net	1,207	1,024
Inventory	4,420	288
Prepaid expenses and other current assets	933	589

Total current assets	9,892	8,977
Property and equipment, net	588	549
Note receivable, net of deferred gain of $2,000	—	—
Other assets
Software development costs, net	1,693	2,182
Goodwill	7,341	7,341
Other assets	1,129	1,221
Assets held for sale	2,000	2,000

Total assets	$22,643	$22,270

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$4,649	$1,585
Deferred revenue	1,084	823
Other current liabilities	163	182

Total current liabilities	5,896	2,590
Long-term deferred revenue	140	140

Total liabilities	6,036	2,730

Commitments and contingencies
Shareholders’ equity
Preferred stock $.10 par value; 5,000 shares authorized Series B, 28 shares issued and outstanding	3	3
Common stock, $.001 par value; 75,000 shares authorized, 38,428 and 34,286 issued and outstanding on March 31, 2010 and June 30, 2009, respectively	38	34
Additional paid-in capital	170,388	166,052
Accumulated deficit	(153,697)	(146,443)
Accumulated other comprehensive loss	(125)	(106)

Total shareholders’ equity	16,607	19,540

Total liabilities and shareholders’ equity	$22,643	$22,270

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations Data

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share data)	2010	2009	2010	2009
Revenues
Software licenses and support	$875	$1,195	$3,275	$3,115
Hosted software services	610	820	1,760	2,194

Total revenues	1,485	2,015	5,035	5,309

Operating expenses
Cost of revenues	720	915	2,266	2,261
Selling, general and administrative	2,297	2,511	7,355	8,284
Product development	472	380	1,449	1,189
Depreciation and amortization	360	417	907	1,121

Total operating expenses	3,849	4,223	11,977	12,855

Operating loss	(2,364)	(2,208)	(6,942)	(7,546)

Other income (expense), net	96	113	(258)	451

Net loss	$(2,268)	$(2,095)	$(7,200)	$(7,095)

Basic and diluted loss per share	$(0.06)	$(0.06)	$(0.20)	$(0.21)

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